                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.)

Filed by the Registrant [_]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                             Northeast Utilities
          --------------------------------------------------------
              (Name of Registrant as Specified in its Charter)

                              Theresa H. Allsop
          --------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    (4) Proposed maximum aggregate value of transaction:
- --------
*Set forth the amount on which the filing is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                 [LOGO OF NORTHEAST UTILITIES APPEARS HERE]

   --------------------------------------------------------------------
                      1994 ANNUAL MEETING OF SHAREHOLDERS
   --------------------------------------------------------------------

Dear Shareholder:

  It is my pleasure to invite you to attend the 1994 Annual Meeting of Share-holders of Northeast Utilities. The meeting will be held on Tuesday, May 24, 1994, at 10:00 a.m., at La Renaissance, East Windsor, Connecticut, which is located at Exit 44 (East Windsor Exit) of Interstate 91 (see map on reverse side).

  Information concerning the matters to be acted upon at the meeting is pro-vided in the accompanying Notice of Annual Meeting and Proxy Statement. In ad-dition, our meeting agenda will include a discussion of the operations of Northeast Utilities system companies and a question and answer period.

  Whether or not you plan to attend the meeting, it is important that you com-plete, date, sign and return your proxy in the enclosed envelope as soon as possible. This will ensure that your shares will be represented at the meeting in accordance with your wishes.

                                          Very truly yours,

                                          /s/ William B. Ellis
                                          William B. Ellis
                                          Chairman of the Board

April 1, 1994

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON MAY 24, 1994

To the Shareholders of Northeast Utilities:

  The Annual Meeting of Shareholders of Northeast Utilities will be held on Tuesday, May 24, 1994, at 10:00 a.m., at La Renaissance, East Windsor, Con-necticut, which is located at Exit 44 (East Windsor Exit) of Interstate 91, for the following purposes:

  1. To fix the number of Trustees at thirteen;

  2. To elect thirteen Trustees for the ensuing year;

  3. To ratify the selection of Arthur Andersen & Co. as independent auditors for 1994; and

  4. To transact any other business that may properly come before the meeting or any adjournment thereof.

  Only shareholders of record at the close of business on March 25, 1994 are entitled to receive notice of and to vote at the meeting or any adjournment thereof.

  You are cordially invited to be present at the meeting and to vote. Whether or not you plan to attend the meeting, please complete, date and sign the en-closed proxy and return it in the envelope enclosed for that purpose.

                                        By order of the Board of Trustees,

                                                 /s/ Robert P. Wax

107 Selden Street                                  Robert P. Wax
Berlin, Connecticut                                  Secretary

Mailing Address:
 Post Office Box 270
 Hartford, Connecticut 06141-0270

April 1, 1994

- -------------------------------------------------------------------------------
                                   IMPORTANT

  SHAREHOLDERS CAN HELP AVOID THE NECESSITY AND EXPENSE OF FOLLOW-UP LETTERS TO ENSURE THAT A QUORUM IS PRESENT AT THE ANNUAL MEETING BY PROMPTLY RETURNING THE ENCLOSED PROXY. THE ENCLOSED ENVELOPE REQUIRES NO POSTAGE, IF MAILED IN THE UNITED STATES.

- -------------------------------------------------------------------------------

                                PROXY STATEMENT

 The accompanying proxy is solicited on behalf of the Board of Trustees of Northeast Utilities for use at the Annual Meeting of Shareholders to be held on May 24, 1994, and at any and all adjournments thereof.

 Please read this proxy statement and fill in, date, sign and return the en-closed form of proxy. The proxy may be revoked at any time before it is voted by filing a letter with the Secretary of Northeast Utilities or by a duly exe-cuted proxy bearing a later date. Properly executed proxies not revoked will be voted according to their terms.

 Only holders of common shares of record at the close of business on March 25, 1994 (the record date) are entitled to receive notice of and to vote at the meeting or any adjournment thereof. On that date, there were 134,208,827 com-mon shares outstanding. Each such share is entitled to one vote on each matter to be voted on at the Annual Meeting of Shareholders.

 The principal office of Northeast Utilities is located at 174 Brush Hill Ave-nue, West Springfield, Massachusetts. The general office of Northeast Utili-ties and its subsidiaries is located at 107 Selden Street, Berlin, Connecticut (mailing address: Post Office Box 270, Hartford, Connecticut 06141-0270). This proxy statement and the accompanying form of proxy are being mailed to share-holders commencing April 1, 1994.

 An affirmative vote of a majority of the common shares outstanding as of the record date will be required to fix the number of Trustees at thirteen and to elect the thirteen nominees named below.

                            1. NUMBER OF TRUSTEES

                            2. ELECTION OF TRUSTEES

 Unless a shareholder specifies otherwise, the enclosed proxy will be voted to fix the number of Trustees for the ensuing year at thirteen and to elect the thirteen nominees named below as Trustees to serve until the next Annual Meet-ing and until their successors have been elected and shall have qualified. Mr. George B. Harvey (Chairman of the Board, President, Chief Executive Officer and a Director of Pitney Bowes, Inc.), who was first elected a Trustee by shareholders in 1983, resigned as a Trustee of Northeast Utilities, effective February 22, 1994. Mr. Harvey recently became a Director of a parent company of an investment bank, and the regulations of the Securities and Exchange Com-mission (SEC) that govern the dealings of the Northeast Utilities system with such firms make it impractical for him to continue on the Board of Northeast Utilities. The nominee who has not been previously elected as a Trustee by shareholders is Mr. Gaynor N. Kelley.

 If one or more of the nominees should become unavailable for election, the proxy may be voted for a substitute person or persons. However, there is no reason to anticipate that any of the nominees will not be available.

 Set forth below is each nominee's name, age, date first elected as a Trustee, and a brief summary of the nominee's business experience during the past five years.

 THE BOARD OF TRUSTEES RECOMMENDS THAT SHAREHOLDERS VOTE TO FIX THE NUMBER OF TRUSTEES AT THIRTEEN AND FOR ELECTION OF THE THIRTEEN NOMINEES LISTED BELOW.

[PHOTO OF       COTTON MATHER CLEVELAND
COTTON MATHER   (41 YEARS) 1992
 CLEVELAND      President of Mather Associates, New London, New Hampshire (a
APPEARS HERE]   firm specializing in human resources and organizational devel-
                opment). Ms. Cleveland is also Executive Director of Leader-ship New Hampshire. She is a Director of Bank of Ireland First
                Holdings, First NH Banks, Inc. and the National Grange Mutual
                Insurance Company. She was formerly Co-Chair of the Governor's
                Commission on New Hampshire in the 21st Century. Ms. Cleveland has served on the University System of New Hampshire Board of Trustees as Chair, Vice Chair and member. She was also an In-corporator for the New Hampshire Charitable Foundation and is currently an Incorporator for The Montshire Museum.

[PHOTO OF       GEORGE DAVID
GEORGE DAVID    (52 YEARS) 1990
APPEARS HERE]   President, Chief Operating Officer and a Director of United
                Technologies Corporation, Hartford, Connecticut (provides a range of products, systems and services to aerospace and de-fense, construction and automotive industries). Previously Ex-ecutive Vice President of the Commercial/Industrial Operations of United Technologies Corporation. The Board of Directors of
                United Technologies Corporation has elected Mr. David as its
                Chief Executive Officer, effective April 18, 1994. Mr. David is a Trustee of the Graduate School of Business Administration at the University of Virginia and of Hartford's Wadsworth Ath-eneum.

[PHOTO OF       DONALD J. DONAHUE
DONALD J.       (69 YEARS) 1983
DONAHUE         Chairman, Magma Copper Company, San Manuel, Arizona. He is a
APPEARS HERE]   Director of GEV, Corp. (Finevest Foods renamed), Signet Star
                Holding Co., Counsellors Tandem Fund and several other related
                Counsellors funds. Mr. Donahue is a governing member of the Committee on Developing American Capitalism and a Trustee of the Greenwall Foundation. He is Chairman of the Finance Com-mittee of Georgetown University.



[PHOTO OF       WILLIAM B. ELLIS
WILLIAM B.      (53 YEARS) 1977
  ELLIS         Chairman of the Board of Northeast Utilities and Chairman and
APPEARS HERE]   a Director of its principal subsidiaries and of Connecticut
                Yankee Atomic Power Company. Previously Chairman of the Board and Chief Executive Officer of Northeast Utilities and Chair-man, Chief Executive Officer and a Director of its principal subsidiaries and of Connecticut Yankee Atomic Power Company.
                He is a Director of Nuclear Electric Insurance Limited,
                Connecticut Mutual Life Insurance Company, The Hartford Steam
                Boiler Inspection and Insurance Company, Radian Corporation (a subsidiary of Hartford Steam Boiler) and the Greater Hartford
                Chamber of Commerce. Mr. Ellis is a member of the University of Hartford's Board of Regents, the Board of The National Mu-seum of Natural History of The Smithsonian Institution and the Science Advisory Board of The Nature Conservancy. He is Chair-man of the Board of the Connecticut Capitol Region Growth
                Council, Inc.



[PHOTO OF       BERNARD M. FOX
BERNARD M. FOX  (51 YEARS) 1986
APPEARS HERE]   President and Chief Executive Officer of Northeast Utilities
                and an officer and a Director of its principal subsidiaries and President and Chief Executive Officer and a Director of Connecticut Yankee Atomic Power Company. Previously President and Chief Operating Officer of Northeast Utilities and of its principal subsidiary companies and of Connecticut Yankee
                Atomic Power Company. He is Chairman of the Board of The In-stitute of Living, and a Director of Shawmut Bank Connecticut, N.A., Shawmut Bank, N.A., and Shawmut National Corp., The Dex-ter Corporation, The Connecticut Business and Industry Associ-ation and Mount Holyoke College. Mr. Fox is a Fellow and Foun-der of the American Leadership Forum, and a Senior Member of the Institute of Electrical and Electronic Engineers.

[PHOTO OF       EUGENE D. JONES
EUGENE D. JONES (69 YEARS) 1973
APPEARS HERE]   Senior Vice President, Greiner Inc., Wallingford, Connecticut
                (consulting engineers). Mr. Jones served as Chairman of the American Society of Civil Engineers' Committee on the Economic
                Status of the Civil Engineer and Chairman of the American Con-sulting Engineers Council's Committee on New Towns and Urban
                Development and its Task Force on Minority Employment. He is a member of the Accreditation Board for Engineering and Technol-ogy, a Director of Aquarion Co. and a Trustee of Clarkson Uni-versity. He is a licensed Professional Engineer in several states.



[PHOTO OF       GAYNOR N. KELLEY
GAYNOR N.       (63 YEARS)
 KELLEY         Chairman and Chief Executive Officer of The Perkin-Elmer Cor-
APPEARS         poration, Norwalk, Connecticut (manufactures, develops and
 HERE]          distributes analytical instruments and life science systems that are used in a variety of markets). Previously President and Chief Operating Officer of The Perkin-Elmer Corporation.
                He is a member of the Boards of Directors of Hercules Incorpo-rated and Clark Equipment Company. He is Chairman of the Southwestern Area (Connecticut) Commerce and Industry Associa-tion, Vice Chairman of the Connecticut Business and Industry
                Association and a Vice President of the Connecticut Business for Education Coalition. Mr. Kelley also serves on the Con-necticut Commission for Excellence in Education and is a mem-ber of the Business Roundtable. He is on the Advisory Board of the Center for Management Development at Northeastern Univer-sity and serves on the Board of Trustees of The Brunswick
                School.



 [PHOTO OF      ELIZABETH T. KENNAN
 ELIZABETH T.   (56 YEARS) 1980
   KENNAN       President of Mount Holyoke College, South Hadley, Massachu-
 APPEARS HERE]  setts, and President of Five Colleges, Incorporated. Mrs.
                Kennan is a Director of Kentucky Home Mutual Insurance, Ken-tucky Home Mutual Life Insurance Company, NYNEX Corporation,
                The Putnam Funds and Talbots. She is a Trustee of the Univer-sity of Notre Dame and a Director of the Council on Library
                Resources.




[PHOTO OF       DENHAM C. LUNT, JR.
DENHAM C.       (68 YEARS) 1973
LUNT, JR.       Chairman and a Director of Lunt Silversmiths, Greenfield, Mas-
APPEARS         sachusetts, and a Director of Lamson and Goodnow Manufacturing
 HERE]          Company and Heritage Cutlery, Inc., both subsidiaries of Lunt
                Silversmiths. Mr. Lunt is a Director of Berkshire Life Insur-ance Company.

[PHOTO OF       WILLIAM J. PAPE II
WILLIAM J.      (62 YEARS) 1974
 PAPE II        Publisher, Waterbury Republican-American, Waterbury, Connecti-
 APPEARS        cut (newspaper). Mr. Pape is President and Treasurer of Ameri-
  HERE]         can-Republican, Inc. He is a Director of Platt Bros. & Co. and
                Paper Delivery, Inc. He is a Trustee of Teikyo Post University and the Waterbury Y.M.C.A.



[PHOTO OF       ROBERT E. PATRICELLI
ROBERT E.       (54 YEARS) 1993
PATRICELLI      Founder, Chairman and Chief Executive Officer of Value Health,
APPEARS HERE]   Inc., Avon, Connecticut (provides managed health care servic-
                es). Previously Executive Vice President of CIGNA Corporation and President of CIGNA's Affiliated Businesses Group. Mr.
                Patricelli has held various positions in the federal govern-ment, including White House Fellow in 1965, counsel to a United States Senate Subcommittee, Deputy Undersecretary of the Department of Health, Education and Welfare, and Adminis-trator of the United States Urban Mass Transportation Adminis-tration. He is a Director of the United States Chamber of Com-merce and Chairman of the Health and Employee Benefits Commit-tee of the United States Chamber of Commerce. He is also Vice
                Chairman of the Board of The Institute of Living, and a member of the Boards of Wesleyan University and of HealthSpring, Inc.



[PHOTO OF       NORMAN C. RASMUSSEN
NORMAN C.       (66 YEARS) 1977
RASMUSSEN       Professor of Nuclear Engineering, Massachusetts Institute of
 APPEARS        Technology, Cambridge, Massachusetts. Dr. Rasmussen is Chair-
  HERE]         man of the M.I.T. Reactor Safeguards Committee. From 1972
                through 1975 he directed the Reactor Safety Study for the Atomic Energy Commission. He served on President Ford's Advi-sory Committee on Technology and Economic Strength and was ap-pointed by President Reagan to the National Science Board, on which he served from 1982 through 1988. He served on the Sci-entific Advisory Board for the Three Mile Island Unit 2 Clean-
                Up Fund, and is Chairman of the Cabot Corporation LNG Safety
                Committee. He is a Fellow of the American Nuclear Society and the Health Physics Society and a member of the National Acad-emy of Engineering and the National Academy of Science. In
                1989, Dr. Rasmussen was appointed to the Presidential Commis-sion on Catastrophic Nuclear Accidents. He is a licensed Pro-fessional Engineer in Massachusetts.



[PHOTO OF       JOHN F. SWOPE
JOHN F. SWOPE   (55 YEARS) 1992
APPEARS HERE]   President of Chubb Life Insurance Company of America, Concord,
                New Hampshire, and Executive Vice President of The Chubb Cor-poration, Warren, New Jersey. Mr. Swope is President and a Di-rector of The Colonial Life Insurance Company of America and
                Chubb Sovereign Life Insurance Company, and Vice Chairman of the New England Foundation for the Arts. He is Chairman and a Director of Chubb Securities Corporation and Hampshire Fund-ing, Inc. He is Chairman of the New Hampshire Business Commit-tee for the Arts, and a Director of the Public Broadcasting
                Service and New Hampshire Public Television. Mr. Swope is Vice
                Chairman of The Currier Gallery of Art and a Trustee of Tabor
                Academy.

                   COMMITTEE COMPOSITION AND RESPONSIBILITY
 The Board of Trustees of Northeast Utilities has Audit, Executive, Finance and Corporate Responsibility Committees and a Committee on Organization, Com-pensation and Board Affairs. The Board of Trustees does not have a Nominating Committee.

 The Audit Committee meets independently with the internal and independent au-ditors of Northeast Utilities and its subsidiaries to review the auditors' ac-tivities, procedures and recommendations. Following each meeting, the Commit-tee reports to the Board. The Committee recommends annually the appointment of Northeast Utilities' independent auditors for the coming year. The Audit Com-mittee met three times in 1993. The members of the Committee are Messrs. Dona-hue (Chairman), Jones, Pape, Patricelli, Rasmussen and Swope, none of whom is an employee of Northeast Utilities or its subsidiaries.

 The Executive Committee is empowered to exercise all the authority of the Board, subject to certain limitations set forth in Northeast Utilities' Decla-ration of Trust, during the intervals between meetings of the Board. The Com-mittee met four times in 1993. The members of the Committee are Messrs. Ellis (Chairman), Donahue, Fox, Jones, Lunt and Pape. Other than Messrs. Ellis and Fox, no committee member is an employee of Northeast Utilities or its subsidi-aries.

 The Finance Committee reviews and makes recommendations as to financial mat-ters that may affect Northeast Utilities and its subsidiaries. The Committee met two times in 1993. The members of the Committee are Messrs. Ellis (Chair-man), Donahue, Fox, Lunt and Rasmussen and Ms. Cleveland. Other than Messrs. Ellis and Fox, no committee member is an employee of Northeast Utilities or its subsidiaries.

 The Corporate Responsibility Committee reviews the policies and practices of Northeast Utilities and its subsidiaries that have broad social or community significance. The Committee met five times in 1993. The members of the Commit-tee are Mmes. Kennan (Chairman) and Cleveland and Messrs. David, Pape and Rasmussen, none of whom is an employee of Northeast Utilities or its subsidi-aries.

 The Committee on Organization, Compensation and Board Affairs reviews and ad-justs as appropriate the compensation policies of Northeast Utilities and its subsidiaries. The Committee is also responsible for reviewing policies affect-ing the organization of Northeast Utilities and its subsidiaries. The Commit-tee on Organization, Compensation and Board Affairs met eight times in 1993. The members of the Committee are Messrs. Jones (Vice Chairman), David, Lunt, Pape and Swope and Mrs. Kennan, none of whom is an employee of Northeast Util-ities or its subsidiaries. A report from this Committee with respect to execu-tive compensation is included in this proxy statement.

 In 1993, the Board of Trustees held 10 meetings. Committees of the Board held a total of 22 meetings.

              COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

 The following table provides information with respect to the only person who is known to Northeast Utilities to be the beneficial owner of more than 5 percent of the common shares of Northeast Utilities. Northeast Utili-ties has no other class of voting securities.

        NAME AND ADDRESS         AMOUNT AND NATURE OF PERCENT OF
        OF BENEFICIAL OWNER      BENEFICIAL OWNERSHIP   CLASS
        -------------------      -------------------- ----------
        Mellon Bank Corporation     15,008,965(1)       11.18%
        and Subsidiaries
        One Mellon Bank Center
        Pittsburgh, PA

- -------
  (1) According to an amendment to Schedule 13G filed February 15, 1994, Mellon Bank Corporation and its subsidiaries hold 15,008,965 common shares of Northeast Utilities. According to the Schedule 13G, 14,351,965 of these shares are held by Mellon Bank, N.A., a subsidiary of Mellon Bank Corpora-tion, in its capacity as trustee under the Northeast Utilities Service Com-pany Supplemental Retirement and Savings Plan (the 401(k) Plan). Partici-pating employees may direct the trustee as to voting of shares allocated to their 401(k) Plan accounts. Shares that have not been allocated to plan participants' accounts are voted by the trustee in the same proportion as it votes all the plan's shares for which directions are received. The power to dispose of such shares is restricted by the provisions of the 401(k) Plan. Mellon Bank, N.A. has informed Northeast Utilities that it disclaims beneficial ownership of all shares held by it as the 401(k) Plan trustee that have been allocated to plan participants' accounts and for which di-rections have been received and followed.

                           COMPENSATION OF TRUSTEES

   According to the Schedule 13G, 657,000 shares are held by Mellon Bank Cor-poration and Mellon Bank, N.A. in various fiduciary capacities. Mellon Bank Corporation and its subsidiaries have sole voting power for 579,000 shares, shared voting power for 62,000 shares, sole dispositive power for 563,000 shares and shared dispositive power for 94,000 shares. The Schedule 13G states that its filing shall not be construed as an admission of beneficial ownership by Mellon Bank Corporation, or its subsidiaries and affiliates, including Mellon Bank, N.A. of any shares covered by the Schedule 13G.

                     COMMON STOCK OWNERSHIP OF MANAGEMENT
 The following table provides information as of February 28, 1994, as to the beneficial ownership of the common shares of Northeast Utilities, for each nominee for Trustee, each of the five highest paid executive officers of Northeast Utilities and its subsidiaries, and all Trustees and executive offi-cers as a group. Unless otherwise noted, each nominee and executive officer has sole voting and investment power with respect to the listed shares. The numbers in parentheses reflect that portion of the beneficially owned shares shown for each executive officer that are held under the 401(k) Plan and as to which the officer has no investment power.

                NAME OF BENEFICIAL           AMOUNT AND NATURE OF    PERCENT
                       OWNER                 BENEFICIAL OWNERSHIP  OF CLASS (1)
                ------------------           --------------------  ------------
        Robert E. Busch                              6,054(772)
        John P. Cagnetta                             3,979(581)
        Cotton Mather Cleveland (2)                  1,274
        George David                                   704
        Donald J. Donahue                            1,998
        William B. Ellis (3)                        14,837(1,259)
        Bernard M. Fox (4)                          17,428(1,072)
        Eugene D. Jones                              2,532
        Gaynor N. Kelley                               200
        Elizabeth T. Kennan                          1,133
        Denham C. Lunt, Jr. (5)                      2,475
        John F. Opeka (6)                           16,463(1,075)
        William J. Pape II                           1,682
        Robert E. Patricelli                         1,204
        Norman C. Rasmussen                          1,304
        John F. Swope                                1,204
        All Trustees and executive officers
         as a group
         (21 persons)                              87,552 (6,720)

- -------
(1) As of February 28, 1994, the nominees for Trustee and the executive offi-cers of Northeast Utilities and its subsidiaries, as a group, beneficially owned less than one percent of the common shares outstanding.
(2) 1,070 of these shares are held in a trust.
(3) Mr. Ellis shares voting and investment power with his wife for 1,117 shares.
(4) Mr. Fox shares voting and investment power with his wife for 3,031 of these shares. In addition, Mr. Fox's wife has sole voting and investment power for 140 shares as to which Mr. Fox disclaims beneficial ownership.
(5) Mr. Lunt shares voting and investment power for 2,271 shares with a bank-ing institution under an indenture.
(6) Mr. Opeka shares voting and investment power with his wife for 1,718 shares.
 During 1993, each Trustee who was not an employee of Northeast Utilities or its subsidiaries was compensated at an annual rate of $17,000 cash plus 100 common shares of Northeast Utilities, and received $900 for each meeting of the Board or its Committees attended. The Chairmen of the Audit Committee, the Corporate Responsibility Committee and the Committee on Organization, Compensation and Board Affairs were each compensated at an additional rate of $3,000. Pursuant to a deferred compensa-tion plan for Trustees established by the Board in 1980, Ms. Cleveland elected to defer cash payments for her 1993 service as a Trustee until termination of her service as a Trustee, at which time she will receive her deferred compen-sation in five annual installments.
                          SUMMARY COMPENSATION TABLE

 The following table presents the cash and non-cash compensation received by the five highest paid executive officers of Northeast Utilities, in accordance with rules of the SEC:

                                  ANNUAL COMPENSATION              LONG TERM COMPENSATION
                             ------------------------------ ------------------------------------
                                                                      AWARDS            PAYOUTS
                                                            -------------------------- ---------
                                                             RESTRICTED                LONG TERM
                                                    OTHER      STOCK                   INCENTIVE ALL OTHER
                                                   ANNUAL   AWARD(S) ($) OPTIONS/STOCK  PROGRAM  COMPENSA-
NAME AND                                BONUS ($) COMPENSA-   (NOTE 1)   APPRECIATION   PAYOUTS  TION ($)
PRINCIPAL POSITION      YEAR SALARY ($) (NOTE 1)  TION ($)    (NOTE 2)    RIGHTS (#)      ($)    (NOTE 3)
- ------------------      ---- ---------- --------- --------- ------------ ------------- --------- ---------
Bernard M. Fox          1993  478,775   (Note 4)    None         None        None       61,155     7,033
 President and          1992  424,517     54,340    None         None        None       19,493     6,860
 Chief Executive        1991  402,333    103,872    None       38,173        None       15,398     3,380
 Officer (Note 5)
William B. Ellis        1993  521,250   (Note 4)    None         None        None       87,363      None
 Chairman of the Board  1992  522,212     97,029    None         None        None       30,707      None
 (Note 5)               1991  500,000    185,519    None       54,608        None       24,451      None
John F. Opeka           1993  277,304   (Note 4)    None         None        None       40,014     6,875
 Executive Vice         1992  268,958     19,644    None         None        None       14,017     6,813
 President              1991  260,600     49,676    None       28,498        None       11,184     3,385
Robert E. Busch         1993  255,915   (Note 4)    None         None        None       32,337     7,072
 Executive Vice         1992  236,654     27,934    None         None        None       10,040     6,866
 President              1991  212,333     46,597    None       23,026        None        7,444     3,185
John P. Cagnetta        1993  208,900   (Note 4)    None         None        None       29,679     6,134
 Senior Vice            1992  200,462     21,635    None         None        None       10,730     6,014
 President              1991  194,266     35,446    None       17,893        None        8,909     2,913

Notes:

1. Until 1991, awards under the short-term programs of the Northeast Utilities Executive Incentive Compensation Program (EICP) were made in restricted stock. In 1991, the Northeast Utilities Executive Incentive Plan (EIP) was adopted, which did not require restricted stock awards. Awards under the 1991 and 1992 short-term programs under the EIP were paid in 1992 and 1993, respectively, in the form of unrestricted stock and, in accordance with the requirements of the SEC, are included as "bonus" in the years earned.

2. The five executive officers listed in the table above each received an award of restricted stock in May, 1991 (which vested in January, 1993), un-der the EICP. The number of shares in each such award is shown below. All restricted stock awards under the EICP vested prior to December 31, 1993.

                 NAME            SHARES
                 ----            ------
                 B. M. Fox       1,807
                 W. B. Ellis     2,585
                 J. F. Opeka     1,349
                 R. E. Busch     1,090
                 J. P. Cagnetta    847

3. "All Other Compensation" consists of employer matching contributions under the 401(k) Plan, generally available to all eligible employees. In 1993, the employer match for non-union employees was 100 percent of the first three percent of compensation contributed on a before-tax basis.

4. Awards under the short-term program of the EIP have typically been made by the Committee on Organization, Compensation and Board Affairs in April each year. Based on preliminary estimates of corporate performance, and assuming that the individual performance levels of Messrs. Opeka, Busch and Cagnetta approximate those of other system officers, it is estimated that the five executive officers listed in the table above would receive the following awards: Mr. Fox--$180,780; Mr. Ellis--$160,693; Mr. Opeka--$64,946; Mr.
   Busch--$64,946; and Dr. Cagnetta--$43,828.

5. Mr. Fox served as President and Chief Operating Officer until July 1, 1993, when he became President and Chief Executive Officer. Mr. Ellis served as Chairman of the Board and Chief Executive Officer until July 1, 1993, when he became Chairman of the Board. Amounts listed in the "Long Term Incentive Program" column of the Summary Compensation Table for 1993 were received by these individuals prior to their change in responsibilities. $267,500 of Mr. Ellis's 1993 salary was paid prior to July 1, 1993, while he was Chief Executive Officer, and $253,750 was paid after July 1, 1993. $217,500 of Mr. Fox's 1993 salary was paid prior to July 1, 1993, and $261,275 was paid after Mr. Fox became Chief Executive Officer on July 1, 1993.

                               PENSION BENEFITS

 The following table shows the estimated annual retirement benefits payable to an executive officer of Northeast Utilities upon retirement, assuming that re-tirement occurs at age 65 and that the officer is at that time not only eligi-ble for a pension benefit under the Northeast Utilities Service Company Re-tirement Plan (the Retirement Plan) but also eligible for the "make-whole ben-efit" and the "target benefit" under the Supplemental Executive Retirement Plan for Officers of Northeast Utilities System Companies (the Supplemental
Plan). The Supplemental Plan is a non-qualified pension plan providing supple-mental retirement income to System officers. The "make-whole benefit" under the Supplemental Plan makes up for benefits lost through application of cer-tain tax code limitations on the benefits that may be provided under the Re-tirement Plan, and is available to all officers. The "target benefit" further supplements these benefits and is available to officers at the Senior Vice President level and higher who are selected by the Board of Trustees to par-ticipate in the target benefit and who remain in the employ of Northeast Util-ities companies until at least age 60 (unless the Board of Trustees sets an earlier age). Each of the executive officers of Northeast Utilities named in the summary compensation table on page 7 is currently eligible for a target benefit. If an executive officer were not eligible for a target benefit at the time of retirement, a lower level of retirement benefits would be paid.
 The benefits presented are based on a straight life annuity beginning at age 65 and do not take into account any reduction for joint and survivorship annu-ity payments.

                                 YEARS OF CREDITED SERVICE
                  --------------------------------------------------------------------
FINAL AVERAGE
COMPENSATION         15             20             25             30             35
- -------------     --------       --------       --------       --------       --------
$125,000          $ 45,000       $ 60,000       $ 75,000       $ 75,000       $ 75,000
 150,000            54,000         72,000         90,000         90,000         90,000
 175,000            63,000         84,000        105,000        105,000        105,000
 200,000            72,000         96,000        120,000        120,000        120,000
 225,000            81,000        108,000        135,000        135,000        135,000
 250,000            90,000        120,000        150,000        150,000        150,000
 300,000           108,000        144,000        180,000        180,000        180,000
 350,000           126,000        168,000        210,000        210,000        210,000
 400,000           144,000        192,000        240,000        240,000        240,000
 450,000           162,000        216,000        270,000        270,000        270,000
 500,000           180,000        240,000        300,000        300,000        300,000
 600,000           216,000        288,000        360,000        360,000        360,000
 700,000           252,000        336,000        420,000        420,000        420,000
 800,000           288,000        384,000        480,000        480,000        480,000

 Final average compensation for purposes of calculating the "target benefit" is the highest average annual compensation of the participant during any 36 consecutive months compensation was earned. Compensation taken into account under the "target benefit" described above includes sal-ary, bonus, restricted stock awards, and long-term incentive payouts shown in the Summary Compensation Table above, but does not include employer matching contributions under the 401(k) Plan. In the event that an officer's employment terminates because of disability, the retirement benefits shown above would be offset by the amount of any disability benefits payable to the recipient that are attributable to contributions made by Northeast Utilities and its subsidi-aries under long term disability plans and policies.

 As of December 31, 1993, the five executive officers named in the Summary Compensation Table above had the following years of credited service for re-tirement compensation purposes: Mr. Fox--29, Mr. Ellis--17, Mr. Opeka--23, Mr. Busch--20 and Dr. Cagnetta--21. Assuming that retirement were to occur at age 65 for these officers, retirement would occur with 43, 29, 35, 38 and 25 years of credited service, respectively.

 Northeast Utilities has entered into agreements with Messrs. Ellis and Fox to provide for an orderly management succession. The agreement with Mr. Ellis calls for him to work with the Board and Mr. Fox to effect the orderly transi-tion of his responsibilities to Mr. Fox. In accordance with the agreement, Mr. Ellis stepped down as Chief Executive Officer as of July 1, 1993. The agree-ment anticipates his retirement as of August 1, 1995.

 The agreement provides that, upon his retirement, Mr. Ellis will be entitled to receive from Northeast Utilities and its subsidiaries a target benefit un-der the Supplemental Plan. His target benefit will be based on the greater of his actual final average compensation or an amount determined as if his salary had increased each year since 1991 at a rate equal to the average rate of the increases of all other target benefit participants and as if he had received incentive awards each year based on this modified salary, but with the same performance as the Chief Executive Officer at the time. The agreement also provides specified death and disability benefits for the period before Mr. Ellis's 1995 retirement.

 The agreement with Mr. Fox states that if he is terminated as Chief Executive Officer without cause, he will be entitled to specified severance pay and ben-efits. Those benefits consist primarily of (i) two years' base pay, medical, dental and life insurance benefits, (ii) a supplemental retirement benefit equal to the difference between the target benefit he would be entitled to re-ceive if he had reached the age of 55 on the termination date and the actual target benefit to which he is entitled as of the termination date, and (iii) a target benefit under the Supplemental Plan, notwithstanding that he might not have reached age 60 on the termination date and notwithstanding other forfei-ture provisions of that plan. The agreement also provides specified death and disability benefits. The agreement terminates two years after Northeast Utili-ties gives Mr. Fox a notice of termination, but no earlier than the date he becomes 55.

 The agreements do not address the officers' normal compensation and benefits, which are to be determined by the Committee on Organization, Compensation and Board Affairs and the Board in accordance with their customary practices.

                       REPORT ON EXECUTIVE COMPENSATION

OVERVIEW AND PHILOSOPHY

 The Board of Trustees' Committee on Organization, Compensation and Board Af-fairs (the Committee), no member of which is a former or current employee of Northeast Utilities (the Company) or its subsidiaries, administers executive compensation for all Northeast Utilities System officers at or above the vice president level (who are referred to generally as "officers" in this report). The objectives of the executive compensation programs are to establish aggres-sive corporate and individual performance goals that will add to shareholder value and that will position the Company for the competitive challenges facing the utility industry, and to set base salary and incentive compensation at levels that will allow the Company to continue to attract and reward high per-forming and innovative executive talent. Consistent with these objectives, the Committee analyzes the Company's total executive compensation with respect to the total compensation paid to executives in a broad-based group of approxi-mately 40 utilities which make up the utility database of the Company's exter-nal compensation consulting firm. The utilities in the comparison group are municipal and investor-owned electric and gas utilities of various revenue and customer size, reflective of the energy services market in which the Company today competes. This executive compensation philosophy was developed by the Committee in conjunction with a consultant, who is familiar with compensation practices at other major utilities and industries.

 The Committee does not expect any impact this year as a result of the new one-million dollar cap on deductible executive compensation, and will periodi-cally re-examine this issue.

ADMINISTRATION

 The Committee holds at least three regular meetings each year to discuss ex-ecutive compensation. At these meetings, the Committee establishes incentive performance goals for officers, administers incentive plans to further these goals, and adjusts base compensation and incentive compensation plans accord-ingly. From time to time, the Committee also holds special meetings to take action with respect to other executive compensation matters as needed.

 The Committee administers the Company's incentive programs for officers and makes all awards thereunder. The Committee also sets base salary levels for each officer except Messrs. Ellis and Fox, whose salaries are approved by the Board of Trustees following a recommendation by the Committee. The Board has historically accepted the Committee's recommendation.

 In setting officer salaries, the Committee reviews information about regional and national compensation trends, regional economic data, information about pay program adjustments for the Company's non-officer positions, and the Company's recent and projected financial performance and condition.

OVERVIEW OF ANNUAL BASE SALARY

 1993 base salaries were set at approximately the median paid by utilities similar to the Company in size, generating mix and other characteristics. Each officer's base salary was set so as not to exceed the market value of the of-ficer's assigned grade (the going rate). Any portion of an adjustment that would have resulted in a base salary exceeding the going rate was delivered in a one-time lump-sum payment. Adjustments reflected each officer's individual contribution to corporate performance, equity among officers of comparable rank and performance, and the overall budget available for increases to offi-cers' base salaries. Messrs. Ellis and Fox participated with the Committee in the evaluation of other officers' individual contributions, and Mr. Ellis par-ticipated in the evaluation of Mr. Fox's contributions. In 1993, the Committee approved overall base-salary adjustments for officers other than Messrs. Ellis and Fox of approximately four percent. Changes in base salary were effective May 1, 1993.

OVERVIEW OF INCENTIVE COMPENSATION

 Recognizing the valuable role that incentive compensation can play in moti-vating individual and corporate performance, the Company has chosen to compen-sate its officers using incentive programs linked to a variety of performance measures, including stock price. Under the Executive Incentive Plan (EIP), new incentive programs are initiated near the beginning of each year. The results of incentive programs initiated in previous years are reviewed following con-clusion of the specified performance cycles, and awards reflecting actual performance against the plan goals are made.

 The programs have consisted of a series of short-term programs with one-year performance periods and long-term programs with three-year performance peri-ods. The Committee periodically reviews the reasonableness of both design and payout levels of the incentive programs to ensure their linkage to corporate performance and strategic objectives, and to keep the programs competitive with those in the electric utility industry. Corporate results for the EIP, i.e. whether and to what extent corporate goals have been attained, are au-dited by the Company's independent public accountants.

 In January 1993 the Committee established a 1993 short term and a 1993-1995 long-term program under the EIP. The target payouts, i.e., the amounts that will be paid if target levels are attained for all program goals, of each of these programs range from 10 percent of 1993 base-salary going rate for a vice president to 25 percent of 1993 base-salary going rate for the Chief Executive Officer (CEO). Actual short-term and long-term awards for individual officers will vary from the targets depending on fulfillment of corporate goals. Short-term awards for officers other than Messrs. Ellis and Fox will further vary depending on individual performance measured against goals established for each officer at the beginning of 1993.

THE 1993 SHORT TERM INCENTIVE PROGRAM

 Awards under the 1993 short term incentive program will be made in cash. All officers were selected as participants. The Committee set quantifiable corpo-rate goals in the areas of budget performance and return on equity. Each goal is weighted equally. The Committee authorized Messrs. Ellis and Fox to set in-dividual goals for participants other than themselves. Awards under this pro-gram will be made by the Committee later in 1994 following a review of corpo-rate and individual performance results.

THE 1993-1995 LONG-TERM INCENTIVE PROGRAM

 Awards under the 1993-1995 long-term incentive program will be made in North-east Utilities common shares in 1996. All officers were selected as partici-pants. The target award of each participant was set at a number of "perfor-mance share opportunity units" (PSO units), each equal in value to a common share of Northeast Utilities, which is adjusted to reflect dividends paid dur-ing the program performance cycle. At the end of the program cycle, each offi-cer's allocated PSO units will be adjusted by the ratio of a calculated actual corporate performance factor to the target corporate performance factor.

 The 1993-1995 long-term program factors are (a) cost-of-service change rela-tive to an eighteen utility company comparison group and (b) total shareholder return relative to the Standard & Poor's (S&P) Electric Companies Index. These factors are weighted equally.

 The cost-of-service goal will be met at target if the Company's average cost of service (COS) changes by the same percentage as the COS average of the other companies in the comparison group. The COS comparison group of 18 util-ity companies represents utilities in all the New England states, New York, New Jersey and Pennsylvania.

 The shareholder return goal will be met at target if the total return on a Northeast Utilities common share for the performance period equals the return on the S&P Electric Companies Index for the same period. The S&P Electric Com-panies Index is the industry index used in the Share Performance Chart on page 13.

DISCUSSION OF CEO TOTAL COMPENSATION

 As part of its annual review of base salaries for Company officers, the Com-mittee recommended and the Board approved an increase in base salary for Mr. Fox from $418,000 per year to $430,500 per year and a lump-sum payment of $8,500, both effective May 1, 1993. At the same time, the Committee recom-mended and the Board approved an increase in base salary for Mr. Ellis from $535,000 to $555,000, also effective May 1, 1993. The Committee believed that these salary increases were consistent with general industry practice, and the Company's performance during 1992, as well as providing for the orderly tran-sition of responsibilities from Mr. Ellis to Mr. Fox.

 On July 1, 1993, in accordance with previously announced management succes-sion plans, the Board appointed Mr. Fox Chief Executive Officer of Northeast Utilities, and Mr. Ellis stepped down from this position but continued with his responsibilities as Chairman of the Board of Trustees.

Effective with the July 1, 1993 management transition, the Committee recom-mended and the Board approved an increase in Mr. Fox's base salary of approxi-mately 22 percent to $525,000. The Committee took into consideration Mr. Fox's increased level of responsibility as well as the unprecedented challenges Mr. Fox will need to address if Northeast Utilities is to compete successfully in today's electric utility industry. Coincident with Mr. Fox's change in respon-sibility, Mr. Ellis's base salary was adjusted downward to $500,000 to reflect a lessening in his responsibilities and role.

 At the same time, and also effective July 1, 1993, the Committee modified the 1993 short-term EIP target award opportunity tiering for Messrs. Ellis and Fox from their respective original targets of 25% and 20% of 1993 base-salary go-ing rate. The revised target for Mr. Fox was set at 25% of his new going rate, and for Mr. Ellis a revised target of 15% of his new going rate was estab-lished. Awards for 1993 will be calculated on a pro-rata basis to reflect mid-cycle changes in responsibilities for Messrs. Ellis and Fox.

 The Committee similarly modified the 1993-1995 long-term EIP program target award opportunity tiering for Messrs. Ellis and Fox from their respective original targets of 25% and 20% of 1993 base-salary going rates. The revised respective targets were set at 15% and 25% of new going rates, and will also be calculated on a pro-rata basis.

 During 1993, the Committee also made awards under the 1990-1992 long-term EIP program. In 1990, the target awards for Messrs. Ellis and Fox were each set at 10% of their 1990 base-salary going rates. The 1990-1992 long-term program goals were based on Northeast Utilities' relative ranking over the period against comparable electric utilities with respect to return on equity, common share market-to-book ratio, and change in cost of service. During 1990-1992, the Company substantially exceeded the target level set for these goals, re-sulting in an actual aggregate payout of 13.97 percent compared with the 10 percent target. Based on this outcome, Mr. Ellis received an award of $87,363 and Mr. Fox received an award of $61,155.

CONCLUSION

 The Committee believes Northeast Utilities' executive compensation program appropriately links executive officer compensation to individual and corporate performance and shareholder value, is competitive with comparable companies, and is sensitive to the concerns of customers, shareholders, and other con-stituencies. The Committee believes that by tiering potential awards under the EIP, by basing the CEO's and the Chairman's incentive compensation exclusively on fulfillment of corporate rather than individual goals, and by incorporating performance share opportunity units under the long-term incentive program, Northeast Utilities' executive compensation program forges strong links be-tween executive and shareholder interests.

                                         Respectfully submitted,

                                         George B. Harvey, Chairman
                                         Eugene D. Jones, Vice Chairman
                                         George David
                                         Elizabeth T. Kennan
                                         Denham C. Lunt Jr.
                                         William J. Pape II
                                         John F. Swope

                                         Committee on Organization, Compensa-
                                         tion and Board Affairs

Dated: January 25, 1994

                            SHARE PERFORMANCE CHART

 The following chart compares the cumulative total return on an investment in Northeast Utilities Common Shares with the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Electric Companies Index over the last five fiscal years, in accordance with the rules of the
SEC:

                             [GRAPH APPEARS HERE]

       Annual Total Returns for SEC-required Shareholder Return graph
       --------------------------------------------------------------

       Northeast Utilities     S&P Electric Companies        S&P 500
       -------------------     ----------------------        -------
1989     28.40%    $128          33.173%     $133         31.686%   $132

1990     -2.85%    $125           2.611%     $137         -3.104%   $128

1991     28.04%    $160          30.179%     $178         30.466%   $166

1992     20.27%    $192           5.882%     $188          7.619%   $179

1993     -4.17%    $184          12.605%     $212         10.080%   $197

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

 A subsidiary of Northeast Utilities, Northeast Utilities Service Company (NUSCO) selected ValueRx, a subsidiary of Value Health, Inc., through a com-petitive bid process to serve as one of NUSCO's prescription drug providers under its Group Insurance Plan during 1993. The total payments made by NUSCO to ValueRx during 1993 to administer the Company's prescription drug program was $0.7 million. Mr. Patricelli, who is standing for re-election as a Trustee of Northeast Utilities, is Founder, Chairman and Chief Executive Officer of Value Health, Inc.
                 3. RATIFICATION OF THE SELECTION OF AUDITORS

 The firm of Arthur Andersen & Co., independent public accountants, was se-lected by the Board of Trustees, and approved by the shareholders, to serve as independent auditors of Northeast Utilities and its subsidiaries for 1993.

 Pursuant to the recommendation of the Audit Committee, the Board of Trustees recommends that shareholders ratify the selection by the Board of Trustees of Arthur Andersen & Co. to audit the accounts of Northeast Utilities and its subsidiaries for 1994.

 Representatives of Arthur Andersen & Co. are expected to be present at the meeting. They will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions raised at the meeting.

 The Board of Trustees recommends that shareholders vote FOR this proposal.
                               4. OTHER MATTERS

 The Board of Trustees knows of no matters other than the foregoing to come before the meeting. However, if any other matters come before the meeting, the persons named in the enclosed proxy will vote in their discretion with respect to such other matters.

 Northeast Utilities' Annual Report to Shareholders for the year ended Decem-ber 31, 1993, including financial statements, is being mailed with this proxy solicitation material. An additional copy of the Annual Report will be mailed to any shareholder upon request.
                        COST OF SOLICITATION OF PROXIES

 The cost of soliciting proxies on behalf of the Board of Trustees will be borne by Northeast Utilities. In addition to the use of the mails, proxies may be solicited by personal interview, telephone or telegraph, by Trustees, offi-cers or employees of Northeast Utilities or NUSCO, or by an independent compa-ny, Morrow & Co., Inc., which has been retained to assist in the solicitation of proxies from banks, brokerage firms, nominees and individual shareholders for a fee of $12,000 plus reimbursement for expenses. Arrangements will be made to reimburse brokerage firms, nominees, custodians and fiduciaries for expenses incurred in forwarding solicitation materials to the beneficial own-ers of common shares held as of March 25, 1994.
               MULTIPLE COPIES OF ANNUAL REPORT TO SHAREHOLDERS

 Some shareholders with multiple accounts may receive more than one Annual Re-port to Shareholders, which is costly to Northeast Utilities and may be incon-venient to those shareholders. Northeast Utilities will discontinue multiple mailings of Annual Reports to Shareholders, if the affected shareholders so request. To request discontinuance of multiple mailings of the Annual Report, please mark the designated box on the proxy card(s) for the account(s) for which Annual Report mailings may be discontinued. Mailing of dividends, divi-dend reinvestment statements, proxy materials and special notices will not be affected by an election to discontinue multiple mailings of the Annual Report to Shareholders.

                               VOTING PROCEDURES

 Shares held by persons who abstain from voting on any proposal and broker non-votes will not be voted for or against the proposal. Shares held by per-sons abstaining will be counted in determining whether a quorum is present for the purpose of voting on the proposal; however, broker non-votes will not be counted for this purpose.



                 SHAREHOLDER PROPOSALS FOR 1995 ANNUAL MEETING

 To be included in the proxy statement and form of proxy for the 1995 Annual Meeting of Shareholders, proposals by shareholders must be received by Theresa
H. Allsop, Assistant Secretary of Northeast Utilities, at Northeast Utilities' general office by December 2, 1994, and must satisfy the conditions estab-lished by the SEC.

                                             By order of the Board of Trustees,

                                                  /s/ Robert P. Wax

                                                     Robert P. Wax
                                                       Secretary

 NORTHEAST UTILITIES WILL PROVIDE SHAREHOLDERS WITH A COPY OF ITS 1993 ANNUAL REPORT ON FORM 10-K TO THE SEC, INCLUDING THE FINANCIAL STATEMENTS AND SCHED-ULES THERETO, WITHOUT CHARGE, UPON RECEIPT OF A WRITTEN REQUEST SENT TO:

                               THERESA H. ALLSOP
                              ASSISTANT SECRETARY
                              NORTHEAST UTILITIES
                              POST OFFICE BOX 270
                       HARTFORD, CONNECTICUT 06141-0270

                                  APPENDIX

Shown on the inside front cover of the Notice of Annual meeting will be a map with directions to La Renissance.

Shown on pages 1-4 are photographs of the Trustees of Northeast Utilities.

PROXY                          NORTHEAST UTILITIES                         PROXY

            Proxy for Annual Meeting of Shareholders - May 24, 1994

The undersigned appoints WILLIAM B. ELLIS and EUGENE D. JONES, and either of them, proxies of the undersigned, with power of substitution, to act for and to vote all common shares of the undersigned at the Annual Meeting of Shareholders of Northeast Utilities to be held on May 24, 1994, and any adjournment thereof, upon the matters set forth in the notice of said meeting as indicated below. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournment thereof.
The Board of Trustees recommends a vote FOR proposals 1, 2 and 3.
1. Fix the number of Trustees at thirteen.   [ ] FOR   [ ] AGAINST   [ ] ABSTAIN
2. Election of the thirteen Trustees nominated
                           [ ] FOR   [ ] FOR ALL EXCEPT AS MARKED   [ ] WITHHELD
   To vote for all nominees, mark the "FOR" box. To withhold voting for a particular nominee(s), mark the "FOR ALL EXCEPT AS MARKED" box and strike a line through the name of the nominee(s) in the list below. To withhold voting on all nominees, mark the "WITHHELD" box.
   Cotton Mather Cleveland, George David, Donald J. Donahue, William B. Ellis, Bernard M. Fox, Eugene D. Jones, Gaynor N. Kelley, Elizabeth T. Kennan, Denham C. Lunt, Jr., William J. Pape II, Robert E. Patricelli,
   Norman C. Rasmussen, John F. Swope.
3. Ratification of Arthur Andersen & Co. as
   independent auditors for 1994.            [ ] FOR   [ ] AGAINST   [ ] ABSTAIN


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES
                                    (over)

AD-5955-1 (1/94)

When properly executed, this proxy will be voted as specified by the undersigned. Unless otherwise instructed, this proxy will be voted FOR proposals 1, 2 and 3.

                                  The undersigned hereby acknowledges receipt of notice of said meeting and the related proxy statement.

                                  Date                                      1994
                                       ------------------------------------

                                  Signed
                                         ---------------------------------------

                                  Signed
                                         ---------------------------------------

                                  Please sign in the same form as name appears hereon.

                                  If the shares are registered in more than one name, each joint owner or fiduciary should sign.

                                  Fiduciaries and corporate officers should indicate their titles.

                                  ----------------------------------------------
                                  Discontinue mailing Annual
                                  Report for this account (See     [ ]
                                  Proxy Statement, page 14).
                                  ----------------------------------------------